EXHIBIT 99.1

February 9, 2016

Carriage Services, Inc. Announces Amendment to Credit Facility Finalized

HOUSTON, February 9, 2016 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) (the "Company") announced today that the Company entered into the seventh amendment to the Credit Agreement (the "Seventh Amendment") which provides for a change in the revolving credit commitments to $150 million from $200 million and new funding under our term loan facility of $150 million from $125 million. The Credit Agreement will continue to be administered by Bank of America, N.A.

Obligations under the Credit Agreement will mature at the earlier of (a) any date that is 91 days prior to the maturity of any subordinated debt (including the $143,750,000 in principal amount of 2.75% Convertible Subordinated Notes issued in 2014 and due March 15, 2021) or (b) February 9, 2021. Borrowings under the term loan facility of $150 million are subject to amortization payments of $2,812,500 at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2016 through the fiscal quarter ending December 31, 2017, $3,750,000 at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2018 through the fiscal quarter ending March 31, 2020 and $4,687,500 at the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2020 through the fiscal quarter ending December 31, 2020. Also, outstanding borrowings bear interest at either a prime rate or a LIBOR rate, plus an applicable margin based upon the Company’s senior secured leverage ratio, ranging from 1.625% to 3.125% for LIBOR borrowings and 0.625% to 2.125% for prime rate borrowings. Other important changes in the Seventh Amendment are the lowering of the applicable margin by 37.5 basis points and the improvement of certain financial covenants for the Company.

Mel Payne, Chief Executive Officer, stated, "As we enter the fifth year of Carriage’s Good to Great Journey, we are appreciative of the confidence our bank group has shown in Carriage by executing this amendment. We believe that the amended Credit Agreement increases our financial flexibility while lowering our interest expense and our cost of capital. Moreover, the amendment improves our ability to maximize intrinsic value per share over the long term".

Statements set forth in this communication that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.

Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 167 funeral homes in 27 states and 32 cemeteries in 11 states.